Exhibit 10.23

THE LILLY SEVERANCE PAY PLAN

As Amended Effective January 3, 2017

TABLE OF CONTENTS

SECTION 1. ESTABLISHMENT		1

1.01	The Establishment of the Plan	1
1.02	The Lilly Employee Welfare Plan	1
1.03	Applicability of Plan	1

SECTION 2. DEFINITIONS		2

2.01	Definitions	2

SECTION 3. SEVERANCE BENEFITS		5

3.01	Eligibility	5
3.02	Amount of Benefit	5
3.03	Payment	8
3.04	Death	8
3.05	Section 409A	8

SECTION 4. LIMITATIONS ON SEVERANCE BENEFITS		10

4.01	Transfer	10
4.02	Merger or Sale	10
4.03	Disciplinary Terminations	10
4.04	Certain Other Terminations	11
4.05	Timing of Termination	11
4.06	Death	11
4.07	Set-Off	11

SECTION 5. MISCELLANEOUS		12

5.01	Filing of Claims	12
5.02	Discontinuation of Participation by Employer; Amendment of Separate Schedule of Severance Benefits	12
5.03	Benefits Solely from General Assets	12
5.04	Plan Expenses	12
5.05	Information to be Furnished	12

SECTION 1.  ESTABLISHMENT

1.01                        The Establishment of the Plan

Effective January 1, 1990, Eli Lilly and Company (the “Company”) established an unfunded employee welfare benefit plan entitled The Lilly Severance Pay Plan, which was amended and restated, effective April 1, 1996, in the form of The Lilly Severance Pay Plan (the “Prior Plan”).  The Lilly Severance Pay Plan (the “Plan”) is hereby amended and restated effective January 1, 2001 (the “Effective Date”).  The purpose of the Plan is to provide severance benefits to certain employees of the Company and certain of its subsidiaries and affiliates in the event that their employment is terminated under the circumstances specified herein.  An individual shall not be entitled to severance benefits under the Plan by reason of any termination of employment that occurred before the Plan’s original effective date of January 1, 1990.

1.02                        The Lilly Employee Welfare Plan

The Plan shall be part of, and shall constitute a “Component Plan” under, The Lilly Employee Welfare Plan, a program established to provide medical, dental, extended disability, life insurance, holiday, vacation, and other benefits to eligible employees (including the beneficiaries of such employees) of the Company and its participating subsidiary and affiliated companies.  The provisions of The Lilly Employee Welfare Plan are, to the extent applicable, incorporated herein by reference.

1.03                        Applicability of Plan

The provisions of the Plan shall apply only to persons in the employ of the Company or certain of its subsidiaries and affiliates on or after the Effective Date.  The rights and benefits, if any, of persons who were employed by the Company or certain of its subsidiaries and affiliates prior to the Effective Date, but who are not in the employ on or after the Effective Date, shall be determined in accordance with the provisions of the Prior Plan in effect on the date their employment terminated.

SECTION 2.  DEFINITIONS

2.01                        Definitions

(a)                                 The following words and phrases as used in the Plan shall have the following meanings unless a different meaning is required by the context:

(1)                                         Additional Severance Payment.  The term “Additional Severance Payment” means the additional severance pay benefit described in the provision entitled “Additional Severance Payment” in paragraph 3.02(a).

(2)                                         Annual Compensation.  The term “Annual Compensation” means the amount of an Employee’s Weekly Compensation multiplied by fifty-two (52).

(3)                                         Company.  The term “Company” means Eli Lilly and Company, a corporation organized under the laws of the State of Indiana, or any corporation that succeeds to the ownership of all or substantially all of the assets of Eli Lilly and Company.

(4)                                         Controlled Group.  The term “Controlled Group” means a group of entities that would be aggregated under Section 414(b) or (c) of the Internal Revenue Code, provided that such group includes the Company at the time of reference.

(5)                                         Employee.  The term “Employee” means any regular employee of an Employer who is neither temporary nor a special status employee and who works 20 or more hours per week, but does not include any executive officer of the Company (within the meaning of Rule 3b-7 of the Securities Exchange Act of 1934).  For purposes of this Plan, the term “special status employee” includes an employee designated as a fixed duration employee, as determined by the Employer.  Notwithstanding anything herein to the contrary, the term Employee shall not include any person who is a member of a collective bargaining agreement or any person who is not so recorded on the payroll records of the Company, including any such person who is subsequently reclassified by a court of law or regulatory body as a common law employee of the Company.  Consistent with the foregoing, and for purposes of clarification only, the term Employee does not include any individual who performs services for the Company as an independent contractor or under any other non-employee classification.

(6)                                 Employee Benefits Committee.  The term “Employee Benefits Committee” means the committee by that name appointed by the Board of Directors or any other committee appointed by the Board of Directors to administer the Plan.

(7)                                 Employer.  The term “Employer” means the Company, and any subsidiary or affiliated company (i) that has been specifically designated by the Company or the Employee Benefits Committee as an Employer for the purposes of the Welfare Plan and the Plan, (ii) that has heretofore adopted or hereafter adopts the Welfare Plan and the Plan, and (iii) that has not elected to terminate or withdraw from its participation in the Welfare Plan or the Plan.

(8)                                 Plan.  The term “Plan” means the Lilly Severance Pay Plan, as herein set forth and as amended from time to time.

(9)                                 Revocation Period.  The term “Revocation Period” has the meaning described in paragraph 3.02(c).

(10)                          Section 409A.  “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the applicable rulings and regulations promulgated thereunder.

(11)                          Separation from Service.  “Separation from Service” shall mean a “separation from service” from an Employer within the meaning of Section 409A.

(12)                          Service.  The term “Service” means the period of an Employee’s continuous employment with the Controlled Group, measured from the date on which the Employee is first employed by any member of the Controlled Group to the date on which the Employee’s employment with the Controlled Group terminates.  If an Employee who is employed by one member of the Controlled Group is transferred to another member of the Controlled Group without an interruption in service, “Service” shall include the Employee’s period of continuous employment with both members of the Controlled Group.

If an Employee terminates employment with a member of the Controlled Group and is subsequently re-employed by the same or another member of the Controlled Group following an interruption in service, “Service” shall include only the Employee’s period of continuous employment after the date on which the Employee was re-employed by a member of the Controlled Group.  “Service” for such an Employee shall not include the Employee’s period of continuous employment with the Controlled Group prior to the date on which the Employee was re-employed by a member of the Controlled Group.  Notwithstanding the foregoing, for any Employee who was employed by a member of the Controlled Group prior to February 2001, was employed by Enron Building Services, Inc. or its successor during 2001 and was subsequently re-employed by the same or another member of the Controlled Group, “Service” shall include both the

Employee’s period of continuous employment with the Controlled Group prior to and after the interruption in service.

“Service” shall include periods of approved leaves of absence.

The Employer may make adjustments in “Service” as defined in this paragraph, provided that it does so on a uniform and nondiscriminatory basis and notifies the Employee Benefits Committee of any such adjustments.

(13)                          Severance Agreement and Release.  The term “Severance Agreement and Release” means the severance agreement and release described in paragraph 3.02(c).

(14)                          Severance Benefit.  The term “Severance Benefit” means the severance pay benefit described in paragraph 3.02(a) or 3.02(b), whichever is applicable.

(15)                          Transition Assistance.  A onetime payment equal to five thousand dollars ($5,000), less applicable taxes, provided to an Eligible Employee for any purpose, whether for payment of medical premiums, job placement services or miscellaneous expenses or other purpose.

(16)                          Triggering Event.  The term “Triggering Event” shall have the meaning defined in paragraph 4.02(a) hereof.

(17)                          Weekly Compensation.  The term “Weekly Compensation” means the basic weekly salary or wages paid by an Employer for an Employee’s performance of services, excluding overtime, bonuses, and any other forms of extra earnings, but including elective contributions under any plan that is intended to meet the requires of Section 125 or Section 401(k) of the Code.

(18)                          Welfare Plan.  The term “Welfare Plan” means The Lilly Employee Welfare Plan, as amended from time to time.

(19)                          Year.  The term “Year” when used with reference to “Service” means any period of 365 (or, in a leap year, 366) calendar days.

(b)  Gender.  Masculine pronouns shall refer both to males and to females.

SECTION 3.  SEVERANCE BENEFITS

3.01                        Eligibility

Subject to the discretion of the Employer, and subject to the provisions of subsection 3.02 and (except as provided in paragraph (d), below) Section 4 hereof, an Employee shall be eligible to receive from his Employer a severance benefit in the amount calculated in accordance with subsection 3.02 hereof upon the Employee’s Separation from Service with the Employer for the following reasons:

(a)                                 Discharge, or resignation in lieu of discharge, for reasons other than those specified in subsection 4.03 hereof;

(b)                                 Resignation because of disability, as defined in the Employer’s extended disability plan, if such disability constitutes a prior condition under such extended disability plan;

(c)                                  The closing of the office or facility in which the Employee is employed; or

(d)                                 Any other reason determined by the Employer to warrant the payment of a severance benefit pursuant to the Plan, including any such reason that otherwise would fail to warrant the payment of a severance benefit because of the limitations in Section 4 hereof.

3.02                        Amount of Benefit

(a)                                 An Employee who satisfies the eligibility requirements in subsection 3.01 will be entitled to a Severance Benefit as described in this subsection 3.02.  Subject to the provisions of paragraphs 3.02(b) and 3.02(d), the Severance Benefit (which will include, if applicable, the Additional Severance Payment described below), shall be equal to the following:  the greater of (i) twelve times an Employee’s Weekly Compensation; or (ii) eight times an Employee’s Weekly Compensation plus an additional two times an Employee’s Weekly Compensation for each Year of Service completed by the Employee, but not to exceed seventy-eight times an Employee’s Weekly Compensation.

By way of illustration only, an Eligible Employee with ten years of Service would receive eight times an Employee’s Weekly Compensation plus an additional twenty times an Employee’s Weekly Compensation (8 + (2*10)) times Weekly Compensation or twenty-eight times his Weekly Compensation.  Similarly, an Eligible Employee with thirty-seven years of Service would be eligible to receive (8 + (2*37)) times the Employee’s Weekly Compensation equal to eighty-two times an Employee’s Weekly Compensation, reduced to the maximum severance amount equal to seventy-eight (78) times an Employee’s Weekly Compensation.

In addition, and subject to the provisions of paragraphs 3.02(b) and 3.02(d), each Eligible Employee also will be entitled to Transition Assistance.

Additional Severance Payment.  If an Employee is entitled to the Severance Benefit described above (by satisfying the eligibility requirements described in subsections 3.01 and 3.02 above), the Employee may also be eligible under certain circumstances for an Additional Severance Payment.  The Employee is eligible for an Additional Severance Payment if the Employee is provided a specified period of time (i.e., the “reallocation period”) in which to look for another job with the Employer as a result of, or in conjunction with, a plant closing, reduction in force, or other reallocation, as determined by the Employer.  If the Employee chooses voluntarily to leave such employment prior to the end of the applicable reallocation period, the Employee will be eligible for an Additional Severance Payment that is equal to the additional base pay the Employee would have received if the Employee had remained employed through the end of the reallocation period designated by the Employer.  In circumstances in which this Additional Severance Payment is applicable, an Employee who is eligible for an Additional Severance Payment and is otherwise entitled to Severance Benefits under this paragraph 3.02(a) will not be rendered ineligible for Severance Benefits due solely to the voluntary nature of the Employee’s termination during the reallocation period.  For an example of how the Additional Severance Payment is determined, if an Employee’s position is eliminated due to a reduction in force and the Employee is given a 12-week reallocation period (during which the Employee remains employed by the Company and looks for another position within the Company), and if the Employee chooses voluntarily to leave employment with the Company after three weeks of that realloation period, the Employee’s Additional Severance Payment would be equal to nine weeks of base pay.

Eligible Employees of Novartis Animal Health US, Inc. (or its Corporate Successor):  Notwithstanding the foregoing, an Employee who was employed by Novartis Animal Health US, Inc. on December 31, 2014, became an Employee under the Plan as of March 1, 2015 and satisfies the eligibility requirements for a severance benefit under subsection 3.01 of the Plan during the period from January 1, 2015 through December 31, 2016, will be eligible for a cash severance payment equal to the greater of (i) the severance amount that would have been provided under the terms of the “Severance Pay Plan for Employees of Novartis Group Companies in the United States” dated March 1, 2012 (“Novartis Plan”); and (ii) the Severance Benefit described in subsection 3.02(a) above, except that such Employees who were notified that their roles would end on March 10, 2015 and otherwise qualify for a cash severance benefit on March 10, 2015 will not be eligible for an “Additional Severance Payment” and will be required to remain employed through March 10, 2015.  In addition, such Employees also will be eligible to elect an extension of medical and dental benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act (COBRA) for the Employee and/or the Employee’s covered dependents at rates applicable to active employees under The Eli Lilly and Company

Health Plan for the number of weeks’ severance calculated under the Novartis Plan, as determined by the Company (and thereafter at full COBRA rates).

Former Eligible Employees of Boehringer Ingelheim Vetmedica, Inc.:  Notwithstanding the foregoing, an Employee who was employed by Boehringer Ingelheim Vetmedica, Inc. (“BIVI Employee”) on January 2, 2017, became an Employee under the Plan as of January 3, 2017, and satisfies the eligibility requirements for a severance benefit under subsection 3.01 of the Plan during the period from January 3, 2017 through January 2, 2019, will be eligible for severance benefits as described on Attachment A (“Severance Guidelines”).  In no event will a BIVI Employee be eligible for an “Additional Severance Payment” under the terms of the Plan during the period from January 3, 2017 through January 2, 2019.

(b)                                 An Employer, acting through its Board of Directors and/or most senior vice president with responsibility for human resources, may adopt for any designated group of Employees a schedule of Severance Benefits different from that set forth in paragraph 3.02(a) hereof.  In such an event, the Employer shall inform the Employee Benefits Committee, which shall attach such schedule for the Severance Benefits as part of Attachment A to the Plan.  Any schedule of Severance Benefits that is made a part of the Plan by inclusion in Attachment A (i) may be amended or modified at any time in accordance with subsection 5.02 hereof and (ii) shall comply with the limitations placed on welfare benefit plans providing severance benefits as provided in Section 2510.3-2(b) of the regulations promulgated by the U.S. Department of Labor, or like successor regulation, except as determined by the most senior vice president with responsibility for human resources.

(c)                                  Receipt of any Severance Benefit and/or Additional Severance Payment described above is conditioned on the prior execution of (and failure timely to revoke) a Severance Agreement and Release.  The Severance Agreement and Release shall be a written document, in a form determined by the Company, intended to create a binding agreement by the Employee to release any claims that the Employee may have against the Company, and certain related entities or individuals, that arise on or before the date on which the Employee signs the Severance Agreement and Release, including, without limitation, any claims under the federal Age Discrimination in Employment Act, as amended (“ADEA”).  The Severance Agreement and Release may also require the Employee, after termination of employment, to cooperate with the Company in connection with any lawsuits or disputes with respect to which the Employee has information or may be a witness.  The Employee will be given a specified period of time to consider the Severance Agreement and Release before signing it, will be advised to consult an attorney before signing the Severance Agreement and Release and may have the right to revoke the Severance

Agreement and Release, as specified in the Severance Agreement and Release, within a period (the “Revocation Period”) specified in such agreement.

(d)                                 The severance benefit determined under paragraph 3.02(a) or paragraph 3.02(b) hereof shall be reduced, to the extent permitted by law, by the value of any retiree health benefits received by an individual who is eligible for an immediate pension.  If the individual receives immediate pension benefits that are actuarially reduced, the amount of the deduction for retiree health benefits shall be reduced by the same percentage.

3.03                        Payment

The Employer shall pay a Severance Benefit due to an eligible Employee in a single lump-sum payment, less any required tax withholdings on the date that is forty-five days (45) calendar days following the date of the Eligible Employee’s Separation from Service, conditioned upon the eligible Employee having complied, prior to that date, with the requirements of Section 3.02 regarding a release of claims.

3.04                        Death

If the Employee Benefits Committee determines that any Employee entitled to benefits under the Plan died after becoming eligible for such benefits but before such benefits have been paid, any payment otherwise due to the Employee shall be paid to the Employee’s surviving spouse, if any, and if none, to the Employee’s estate.

3.05                        Section 409A

The parties intend that all benefits and payments to be made to a Participant hereunder will be provided or paid to such Participant in compliance with all applicable provisions of Section 409A and the regulations issued thereunder, and the rulings, notices, and other guidance issued by the Internal Revenue Services interpreting the same, and this Plan shall be construed and administered in accordance with such intent.  This Plan may be modified to the extent necessary to comply with all applicable requirements of, and to avoid the imposition of any additional tax, interest and penalties under, Section 409A in connection with, the benefits and payments to be provided or paid to an eligible Employee hereunder.  Any such modification shall maintain the original intent and benefit to the Employer and the eligible Employee of the applicable provision of this Plan, to the maximum extent possible without violating Section 409A.

All payments to be made upon a termination of employment under this Agreement may only be made upon a “Separation from Service” under Section 409A.  Severance Benefits under the Plan are intended to be exempt from Section 409A under the “separation pay exception,” to the maximum extent applicable.  Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A shall be paid under the applicable exception as described herein.  Further, for purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under the Plan shall be treated as a separate payment.  Notwithstanding the foregoing or anything elsewhere in the Plan to the contrary, if an eligible Employee is treated as a “specified employee” as of the date of any payment under this Plan, then, to the extent required, the commencement of any payment under this Plan shall be delayed until the date that is six (6) months following the date of the eligible Employee’s Separation from Service.  In no event may an eligible Employee, directly or indirectly, designate the calendar year of a payment.

SECTION 4.  LIMITATIONS ON SEVERANCE BENEFITS

4.01                        Transfer

An Employee shall not be eligible to receive a severance benefit pursuant to the Plan if the Employee has been offered a position with a member of the Controlled Group (or a joint venture including a member of the Controlled Group), that is within fifty (50) or fewer miles of the Employee’s current workplace, regardless of whether the Employee accepts the position.

4.02                        Merger or Sale

(a)                                 Subject to the provisions of paragraphs 4.02(b) and (c) hereof, an Employee shall not be eligible to receive a severance benefit pursuant to the Plan if (i) his employment with the Employer is terminated as a result of a sale of assets, merger, liquidation, business reorganization, or disposition, and (ii) the Employee is employed by a successor employer as of the first business day following the closing of such sale, merger, liquidation, business reorganization, or disposition.  If an event described in clause (i) (a “Triggering Event”) occurs, an individual described in clause (ii) shall be ineligible to receive a severance benefit under the Plan not only when the Triggering Event occurs, but also when the individual subsequently terminates his employment with the successor employer.  This paragraph (a) shall apply regardless of whether the successor employer has agreed to provide severance benefits comparable to those provided under the Plan.

(b)                                 If a Triggering Event (as defined in paragraph 4.02(a)) occurs, the successor employer of an individual described in clause (ii) of paragraph 4.02(a) shall not be required to pay any severance benefit with respect to Service that such individual completed before the Triggering Event unless the successor employer has agreed in writing to provide a severance benefit with respect to such Service.

(c)                                  The provisions of this paragraph 4.02 shall not apply to benefits payable under The Eli Lilly and Company Change in Control Severance Pay Plan For Employees.

4.03                        Disciplinary Terminations

An Employee shall not be eligible to receive a severance benefit pursuant to the Plan if his employment with the Employer is terminated for any of the following disciplinary reasons:

(a)                                 misconduct, including, but not limited to, dishonesty, falsification of reports or the unauthorized removal of Company property, such as finished stock, supplies, or raw materials, or, depending on the seriousness of the offense, abusive or sexually harassing conduct toward another; or

(b)                                 possession of firearms or violation of the Employer’s drug or gambling policies; or

(c)                                  insubordination, including, but not limited to, willful negligence, or refusal to carry out instructions; or

(d)                                 absence of three days without notice.

4.04                        Certain Other Terminations

(a)                                 An Employee shall not be eligible to receive a severance benefit pursuant to the Plan if the Employee initiates the termination of his employment with the Employer, except for resignations in lieu of discharge referred to in paragraph 3.01(a) hereof or as described in Schedule A attached hereto.

(b)                                 An Employee shall not be eligible to receive a severance benefit pursuant to the Plan if the Employee is eligible to receive any income-replacement benefit provided at the Employer’s expense, including any long-term disability benefit or worker’s compensation benefit, but excluding any eligibility for, or payment of, an old-age benefit under the Social Security system or a benefit under a defined benefit or defined contribution plan sponsored by the Employer.

4.05                        Timing of Termination

An Employee shall not be eligible to receive a severance benefit pursuant to the Plan if the Employee’s employment is terminated during or immediately following an unpaid leave of absence that is scheduled to last or has lasted in excess of twelve (12) months.

4.06                        Death

No benefits shall be paid pursuant to the Plan on behalf of an Employee who dies while employed by an Employer.

4.07                        Set-Off

To the extent permitted by law, the Employer may direct that debts owed to an Employer by the Employee be set off against severance benefits.  The Employee shall receive from the Employer appropriate notification that such set-off has been made and such debt satisfied.

SECTION 5.  MISCELLANEOUS

5.01                        Filing of Claims

Claims for benefits payable pursuant to the Plan shall be filed with the Employer on forms supplied by the Employer.

5.02                        Discontinuation of Participation by Employer; Amendment of Separate Schedule of Severance Benefits

Each Employer reserves the right to discontinue its participation in the Plan at any time or to amend its separate schedule of severance benefits, if any, attached hereto as part of Attachment A.

5.03                        Benefits Solely from General Assets

The benefits provided hereunder shall be paid solely from the general assets of the Employer.  Nothing herein shall be construed to require any Employer or the Employee Benefits Committee to maintain any fund or to segregate any amount for the benefit of any Employee, and no Employee or other person shall have any right against, right to, or security or other interest in any fund, account, or asset of the Employer from which the payment pursuant to the Plan may be made.

5.04                        Plan Expenses

All reasonable expenses of administering the Plan shall be paid by the Employer.

5.05                        Information to be Furnished

Each Employee shall furnish the Employee Benefits Committee with such information and evidence, or sign such documents, as may be reasonably required from time to time for the proper administration of the Plan.

Attachment A

Schedule 7.12
Severance Guidelines

Additional Definitions

For purposes of this Schedule 7.12:

“Base Pay” shall mean the Transferred Employee’s current annual rate of pay as of the time of the Eligible Termination.  The term “base pay” excludes overtime, bonus, commissions, additional or incentive compensation, shift differential, or pay for hours worked in excess of the Transferred Employee’s regularly scheduled work hours.

“Bonus Policy” shall mean the policies and programs established pursuant to Section 7.02(a) of the Agreement.

“Cause” shall mean the occurrence of one or more of the following with respect to a Transferred Employee:

(i)                                     The Transferred Employee’s failure to perform his or her job responsibilities to the reasonable satisfaction of the Purchaser;

(ii)                                  The Transferred Employee’s engagement in willful misconduct or gross negligence;

(iii)                               The Transferred Employee’s willful failure or refusal to follow a lawful directive of the Purchaser;

(iv)                              The Transferred Employee’s material violation of the Purchaser’s policies and procedures;

(v)                                 The Transferred Employee’s conviction or plea of nolo contendere of any felony or of a misdemeanor involving fraud, dishonesty, moral turpitude, or violence or that otherwise renders the Transferred Employee unsuitable for continued employment in his or her position; or

(vi)                              Other just cause as determined by Purchaser in its sole discretion.

“Disability” shall mean an injury or sickness which prevents an Employee from performing the essential functions of any occupation for which he is or may reasonably become qualified based on his/her education, training or experience.

“Eligible Termination” shall mean the involuntary termination by the Purchaser of a Transferred Employee’s employment and actual loss of all employment with the Purchaser. A termination of employment for any of the following reasons shall not be considered to be an Eligible Termination:

(i)                                     Resignation or other voluntary termination of employment;

(ii)                                  Failure to return to work upon expiration of an authorized leave of absence;

(iii)                               Death or Disability; or

(iv)                              Termination for Cause.

“General Release Agreement” shall mean an agreement, in a form acceptable to Purchaser, in its sole discretion, between a Transferred Employee and Purchaser that provides for the payment of severance pay pursuant to this schedule in consideration of a general release and waiver of all claims against Purchaser and entities, individuals, fiduciaries and agents affiliated with Purchaser.  Employees who accept this payment of severance pay will, among other things, waive all seniority, and recall rights.

“Purchaser” shall mean Purchaser (as defined in the agreement) or any of its affiliates.

“Year(s) of Continuous Service” shall mean, as of an Eligible Employee’s Eligible Termination of Employment, the Eligible Employee’s years of employment using his or her adjusted employment date which includes credit for service with (1) Wyeth, or any of its affiliates, (2) Boehringer Ingelheim Vetmedica, Inc., or any of its affiliates, and (3) Purchaser.

1.                                      Severance Benefits

Subject to the other provisions of this Schedule, Purchaser shall pay each Transferred Employee who experiences an Eligible Termination a lump sum severance payment, in the dollar amount of the product of the following two factors: (1) the Benefit Factor (determined under the table in item 2 of this Schedule, below) and (2) the Transferred Employee’s weekly Base Pay (which is equal to Base Pay divided by 52), less applicable withholdings. In addition, and subject to the other provisions of this Schedule, Purchaser shall pay each Transferred Employee who experiences an Eligible Termination (i) a lump sum equal to a pro-rata portion of the Transferred Employee’s current year bonus calculated at 100%, as determined by the Bonus Policy, less applicable withholdings, and (ii) a lump sum equal to three times the monthly COBRA premium for coverage based on the group health coverage in effect for the Transferred Employee at the time of the Eligible Termination. This amount shall be paid within 30 (thirty) days after the Transferred Employee’s General Release Agreement becomes effective. In addition, Purchaser will provide outplacement services to the employee through the local Lee Hecht Harrison office in an amount not to exceed five thousand ($5000.00) in fees and services (provided such outplacement services are provided for a limited period of time as determined under Treas. Reg. § 1.409A-1 (b)(9)(v)). Purchaser will pay Lee Hecht Harrison directly for services billed. In no event shall severance pay exceed the lesser of (i) the equivalent of twice the Eligible Employee’s total annual compensation during the year immediately preceding the termination date (as determined under 29 C.F.R. § 2510.3-2(b)), or (ii) the limit imposed under Treas. Reg. § 1.409A-1 (b )(9)(iii)(A) (generally two times the Eligible Employee’s annual rate of pay, subject to certain limits).

2.                                      Benefit Factor

A Transferred Employee’s Benefit Factor shall be determined based on his or her Years of Continuous Service, as set forth in the following table.

Completed Years of Continuous Service	Benefit Factor (Equivalent # of Weeks of Base Pay)
0	9
1	9
2	9
3	9
4	12
5	15
6	18
7	21
8	24
9	27
10	30
11	33
12	36
13	39
14	42
15	45
16	48
17	51
18	54
19	57
20	60
21	63
22	66
23	69
24	72
25 and above	75